Mail Stop 3561

                                                          November 16, 2018

Via E-mail
Peng Yang
President and Director
Oranco, Inc.
One Liberty Plaza, Suite 2310 PMB# 21
New York, NY 10006

       Re:    Oranco, Inc.
              Current Report on Form 8-K
              Filed July 6, 2018
              Annual Report on Form 10-K
              Filed September 28, 2018
              File No. 000-28181

Dear Mr. Yang:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Ruairi Regan, Staff Attorney, at (202) 551-3269 or Pamela Howell at
(202) 551-3357 with any questions

                                                          Sincerely,

                                                          /s/ Pamela Howell
                                                          for

                                                          John Reynolds
                                                          Assistant Director
                                                          Office of Beverages,
                                                          Apparel and Mining

cc:    George Du, Esq.
       Hunter Taubman Fischer & Li, LLC